Exhibit 10.26
Compensation Program
for Nonemployee Directors
a.	Each director shall be paid an annual retainer of $50,000 for serving as a member of the Board of Directors and any Board Committee(s), which retainer shall be payable in quarterly installments at the end of each quarter. Payment of this retainer may be deferred under the Deferred Compensation Program for Directors.

b.	Each director who serves as the Chairman of a Board Committee shall be paid an additional annual retainer of $10,000, which retainer shall be payable in quarterly installments.

c.	The presiding director shall receive an additional annual retainer of $15,000.

d.	The nonemployee Chairman of the Board, if any, shall receive an additional fee of $50,000 for each quarterly period of service in such role.

e.	Each director shall be paid a meeting fee of $2,000 per Board or Committee meeting attended.*/

f.	Deferred stock units with a targeted dollar value of $100,000 shall be credited to each director’s Air Products Stock Account under the Deferred Compensation Program for Directors (i) effective as of the date the director first serves on the Board, and (ii) annually, notwithstanding the date of first service, for directors continuing in office after the Annual Meeting of Shareholders, effective as of the day of the Annual Meeting. The number of units to be credited will be determined based on the Fair Market Value of a share of common stock of the Company as determined under the Program on the date credited, rounded up to the nearest whole share unit.

g.	Directors shall be reimbursed for out-of-pocket expenses incurred in attending regular and special meetings of the Board and Board Committees and any other business function of the Company at the request of the Chairman of the Board. Expenses will be reimbursed as submitted.**/

*/	For purposes of administering these provisions, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary. Members of the Audit Committee who participate with management and/or the independent auditors to review such things as quarterly earnings releases and registration statements as required by law or listing standard will also receive the meeting fee. Directors who meet with a constituent or other third party on behalf of the Company and at the request of the Chief Executive Officer will also receive the meeting fee.

**/	Directors are reimbursed at the rate of $.485 per mile (effective CY2007) or such rate as is published by the Internal Revenue Service for use of their personal cars in connection with Company business. Directors using personal aircraft or private carrier will be reimbursed for such expenses at a rate equivalent to first-class air fare of scheduled carriers.

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AIR PRODUCTS AND CHEMICALS, INC.
NON-EMPLOYEE DIRECTORS
EXPENSE REPORT

EVENT(S) AND DATE(S)

COMMERCIAL AIRFARE

(Attach Ticket)

HOTEL ACCOMMODATIONS

MEALS

MILEAGE

CHAUFFEUR SERVICE

TELEPHONE TOLLS

MISCELLANEOUS

(Please Specify)

TOTAL

Signature / Date

Address
Please submit this form with attached receipts to Diane L. Geist, Assistant Corporate Secretary

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